Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

ABPRO HOLDINGS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	9,775,017	$5.07	$49,559,336.19	0.0001381	$6,844.14

Total Offering Amounts:							$49,559,336.19		6,844.14
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$6,844.14

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Offering Note(s)

(1)	Consists of up to 9,775,017 shares of Common Stock that Abpro Holdings, Inc. (the “Company”) may, in its discretion, elect to issue and sell to YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“YA”), from time to time after the date of this prospectus pursuant to the certain standby equity purchase agreement (the “SEPA”), dated October 30, 2024, by and among the Company and YA, subject to satisfaction of the conditions set forth therein.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on November 3, 2025 ($5.07 per share of Common Stock). This calculation is in accordance with Rule 457(c).